Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 20, 2014
Contacts:	Kevin McPhaill, President/COO, or Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – October 20, 2014 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the quarter and the nine-month period ended September 30, 2014. Sierra Bancorp recognized net income of $3.551 million for the third quarter of 2014, an improvement of 5% relative to net income in the third quarter of 2013. The increase is largely the result of higher net interest income and lower credit costs, partially offset by a drop in deposit service charge income, higher costs resulting from our recent core software conversion, some non-recurring costs incurred in connection with our pending acquisition of Santa Clara Valley Bank, and a higher tax accrual rate. The Company’s return on average assets was 0.95% in the third quarter of 2014, down slightly from 0.97% in the third quarter of 2013. Return on average equity was 7.51% in the third quarter of 2014 relative to 7.60% in the third quarter of 2013, and diluted earnings per share increased to $0.25 from $0.23. For the first nine months of 2014 the Company recognized net income of $11.586 million, which represents an increase of 22% relative to the same period in 2013. In addition to the factors affecting the quarterly results, the year-to-date comparison was impacted by a relatively large net gain on the sale of foreclosed assets and gains on the sale of investment securities in 2014. The Company’s financial performance metrics for the first nine months of 2014 include an annualized return on average equity of 8.33%, a return on average assets of 1.06%, and diluted earnings per share of $0.81, all representing improvement relative to the same period in 2013.

Total assets were up $79 million, or 6%, in the first nine months of 2014, due to net growth of $80 million in gross loan balances and a $43 million increase in investment securities, partially offset by a lower level of cash and due from banks and other assets. Loan volume was favorably impacted by the purchase of $33 million in residential mortgage loans in March, along with strong organic growth in agricultural real estate loans, mortgage warehouse loans and commercial real estate loans. Total nonperforming assets, including nonperforming loans and foreclosed assets, were reduced by $17 million, or 37%, during the first nine months. And, despite some seasonal deposit runoff in the third quarter, core non-maturity deposits increased $67 million, or 8%, during the first nine months of 2014.

“We’re pleased that our financial performance continues to reflect improvement relative to the prior year, but net income fell slightly short of internal expectations in the third quarter due in part to costs associated with the disposition of certain nonperforming loans and acquisition-related expenses,” commented James C. Holly, Chief Executive Officer. “With regard to the acquisition, we continue to recognize the growth potential for us in Ventura County and Santa Clarita, and look forward with excitement to the addition of talented Santa Clara Valley Bank employees to our capable and dedicated staff at Bank of the Sierra. We’re still on track to complete our acquisition of Santa Clara Valley Bank and convert their computer systems prior to year-end,” Holly added. “Noted author Robert Alan Silverstein has said, ‘set your sites on where you want to be, but focus on where you are now and take each step moment by moment.’ We plan to do precisely that, focusing on current opportunities and taking one step at a time as we continue to grow the Bank and strive to enhance shareholder value,” concluded Holly.

Sierra Bancorp Financial Results

October 20, 2014

Financial Highlights

Net income increased by $184,000, or 5%, for the third quarter of 2014 relative to the third quarter of 2013, and was up $2.087 million, or 22%, for the first nine months of 2014 relative to the same period in 2013. The increase in net income was due in large part to net interest income, which was up by $1.291 million, or 11%, for the comparative quarters and by $2.337 million, or 6%, for the comparative year-to-date periods. Our net interest margin reflects a slight increase for the quarterly comparison and was unchanged for the year-to-date comparison, so the increase in net interest income was primarily driven by increases in average interest-earning assets totaling $123 million for the quarter and $80 million for the comparative year-to-date periods Net interest income also includes non-recurring income such as net interest recoveries on non-accrual loans and prepayment penalties, which totaled approximately $135,000 and $39,000 for the third quarters of 2014 and 2013, respectively, and $423,000 and $161,000 for the first nine months of 2014 and 2013, respectively. The favorable impact of higher interest recoveries in 2014, however, was largely offset by lower loan yields resulting from the continued competitive environment for quality loans. Another significant factor in the Company’s results of operations in 2014 was the loan loss provision, which was zero in the third quarter of 2014 relative to $800,000 the third quarter of 2013, and was down $2.500 million, or 88%, for the comparative nine-month periods.

Total non-interest income fell by $534,000, or 12%, for the quarterly comparison, and by $946,000, or 8%, for the year-to-date comparison. The largest component of non-interest income, service charges on deposit accounts, declined by 6% for the third quarter and by 8% the first nine months due in part to lower overdraft income. Bank-owned life insurance (BOLI) income was down $279,000, or 64%, for the third quarter and $415,000, or 33%, for the first nine months of 2014 due primarily to fluctuations in income on BOLI associated with deferred compensation plans. We had no gains on the sale of investments in the third quarters of 2014 or 2013, and $287,000 in gains for the first nine months of 2014 relative to $6,000 in gains for the same period in 2013. Other non-interest income was down $115,000, or 8%, for the comparative quarters and declined $309,000, or 7%, for the comparative nine-month periods, due in part to higher pass-through costs associated with our low-income housing tax credit investments and lower fees on merchant accounts. Year-to-date merchant fees were impacted by a $100,000 non-recurring signing incentive received in conjunction with our conversion of merchant processing to a new vendor in the first quarter of 2013.

Total non-interest expense increased by $260,000, or 2%, for the comparative quarters, but fell by $541,000, or 2%, for the year-to-date comparison. The largest component of non-interest expense, salaries and benefits, increased by $65,000, or 1%, for the quarterly comparison, and by $55,000 for the comparative year-to-date results. Compensation expense was favorably impacted by lower deferred compensation plan expense accruals related to the aforementioned drop in BOLI income, as well as lower expenses associated with stock options. These favorable variances were largely offset in the third quarter by a lower level of deferred salaries directly related to successful loan originations, and for the year-to-date period by non-recurring overtime costs related to our core conversion in 2014. Higher group insurance premiums also negatively impacted compensation expense for both the quarter and the year-to-date period. Occupancy expense increased by $108,000, or 7%, for the third quarter, but was about the same for the year-to-date comparison. Occupancy expense reflects higher maintenance and repair costs and higher utilities costs in 2014, but those increases were offset by lower depreciation expense on furniture and equipment for the year-to-date comparison. Other non-interest expenses increased by $87,000, or 2%, in the third quarter of 2014, but reflect a drop of $594,000, or 5%, for the first nine months of the year. The primary variables impacting other non-interest expenses include $267,000 in acquisition expenses incurred in the third quarter of 2014, an increase in marketing costs due in part to our recent rebranding efforts, an increase in core banking system and supply costs due to our software conversion and upgrades in February 2014, commissions paid in 2014 in association with the sale of nonperforming loans, a reduction of $835,000 for the third quarter and $2.013 million for the year-to-date period in net costs associated with foreclosed assets, lower deferred compensation plan accruals for our directors (related to the aforementioned drop in BOLI income), and $155,000 in non-recurring credits against telecommunications costs received in the first half of 2014.

Sierra Bancorp Financial Results

October 20, 2014

The Company’s provision for income taxes was 33% of pre-tax income in the third quarter of 2014, relative to 16% in the third quarter of 2013. For the first nine months, the Company’s book tax rate was 28% in 2014 relative to 19% in 2013. The higher tax provisioning in 2014 is primarily the result of an increase in taxable income relative to the Company’s available tax credits, but also includes an adjustment of $310,000 to true-up tax accruals subsequent to the filing of our 2013 income tax returns in September 2014. Taxable income excludes income associated with bank-owned life insurance and most of our municipal investments. Tax credits arise from our investments in low-income housing tax credit funds, as well as certain hiring tax credits.

Balance sheet changes during the nine months ended September 30, 2014 include an increase in total assets of $79 million, or 6%, due to growth in loans and investments net of reductions in foreclosed assets and balances due from banks. Gross loans increased by $80 million, or 10%, due to the purchase of $33 million in residential mortgage loans in the first quarter of 2014 and strong organic growth in agricultural real estate loans, mortgage warehouse loans and commercial real estate loans. Reclassifications made in the course of our core conversion contributed to the increase in real estate loans but understate the true increase in commercial loans. Investment balances were up $43 million, or 10%, due primarily to the purchase of mortgage-backed securities as we deployed excess liquidity. Cash and due from banks was down $38 million, or 49%, due in large part to a lower balance of excess interest-earning funds held in our Federal Reserve Bank account.

Total nonperforming assets, including non-accrual loans and foreclosed assets, reflect a reduction of $17 million, or 37%, during the first nine months of 2014, with much of the decrease resulting from the sale of a total of $10 million in nonperforming loans in the second and third quarters. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 3.22% at September 30, 2014, compared to 5.62% at December 31, 2013. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $13 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of September 30, 2014, a reduction of about $2 million relative to TDRs at December 31, 2013.

The Company’s allowance for loan and lease losses was $11.0 million as of September 30, 2014, down slightly from the $11.7 million balance at December 31, 2013. Net loans charged off against the allowance totaled $1.015 million in the first nine months of 2014 compared to $4.899 million in the first nine months of 2013. Due to loan growth the overall allowance declined as a percentage of total loans, to 1.25% at September 30, 2014 from 1.45% at December 31, 2013. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2014, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposits reflect growth of $49 million, or 4%, for the nine months ended September 30, 2014, but experienced a decline during the third quarter due to seasonal deposit runoff. Core non-maturity deposits were up $67 million, or 8%, for the year-to-date period. There were also significant changes in the composition of deposits, due in part to the transition of approximately $40 million in non-interest bearing demand deposits into interest-bearing transaction accounts during the course of our core conversion. Growth in non-maturity deposits was partially offset by the runoff of $13 million in customer time deposits and a $5 million reduction in wholesale brokered deposits.

Sierra Bancorp Financial Results

October 20, 2014

Total capital increased by $4.6 million, or 3%, to $186 million at September 30, 2014. The increase resulted primarily from the addition of net income to retained earnings, net of the impact of cash dividends paid and the Company’s repurchase of 451,347 shares in the first nine months of 2014 (including 181,247 shares repurchased during the third quarter). At September 30, 2014, we had 248,653 shares remaining for repurchase out of the 700,000 shares authorized under the current program. Risk-based capital ratios, while still robust, dropped slightly during the first nine months due to an increase in risk-adjusted assets. At September 30, 2014, our total risk-based capital ratio was 20.1%, our tier 1 risk-based capital ratio was 18.9%, and our tier 1 leverage ratio was 13.6%.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 37th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center. As announced on July 17, 2014, the Company has entered into a definitive agreement to acquire Santa Clara Valley Bank which has $128 million in assets and maintains branches in Santa Paula, Santa Clarita, and Fillmore, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

October 20, 2014

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			9-Month Period Ended:
(in $000's, unaudited)	9/30/2014	9/30/2013	% Change	9/30/2014	9/30/2013	% Change
Interest Income	$13,978	$12,791	9.3%	$40,611	$38,597	5.2%
Interest Expense	686	790	-13.2%	2,156	2,479	-13.0%
Net Interest Income	13,292	12,001	10.8%	38,455	36,118	6.5%

Provision for Loan & Lease Losses	-	800	-100.0%	350	2,850	-87.7%
Net Int after Provision	13,292	11,201	18.7%	38,105	33,268	14.5%

Service Charges	2,214	2,354	-5.9%	6,139	6,642	-7.6%
Bank-Owned Life Insurance Income	156	435	-64.1%	844	1,259	-33.0%
Gain (Loss) on Investments	-	-	0.0%	287	6	4683.3%
Other Non-Interest Income	1,415	1,530	-7.5%	4,240	4,549	-6.8%
Total Non-Interest Income	3,785	4,319	-12.4%	11,510	12,456	-7.6%

Salaries & Benefits	5,459	5,394	1.2%	16,772	16,717	0.3%
Occupancy Expense	1,662	1,554	6.9%	4,700	4,702	0.0%
Other Non-Interest Expenses	4,629	4,542	1.9%	12,014	12,608	-4.7%
Total Non-Interest Expense	11,750	11,490	2.3%	33,486	34,027	-1.6%

Income Before Taxes	5,327	4,030	32.2%	16,129	11,697	37.9%
Provision for Income Taxes	1,776	663	167.9%	4,543	2,198	106.7%
Net Income	$3,551	$3,367	5.5%	$11,586	$9,499	22.0%

Tax Data
Tax-Exempt Muni Income	$729	$699	4.3%	$2,203	$1,990	10.7%
Interest Income - Fully Tax Equiv	$14,354	$13,151	9.1%	$41,746	$39,622	5.4%

Net Charge-Offs (Recoveries)	$622	$1,156	-46.2%	$1,015	$4,899	-79.3%

PER SHARE DATA	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2014	9/30/2013	% Change	9/30/2014	9/30/2013	% Change
Basic Earnings per Share	$0.25	$0.24	4.2%	$0.82	$0.67	22.4%
Diluted Earnings per Share	$0.25	$0.23	8.7%	$0.81	$0.67	20.9%
Common Dividends	$0.09	$0.07	28.6%	$0.25	$0.19	31.6%

Wtd. Avg. Shares Outstanding	13,939,152	14,176,732		14,083,649	14,139,697
Wtd. Avg. Diluted Shares	14,072,783	14,329,177		14,217,150	14,256,782

Book Value per Basic Share (EOP)	$13.46	$12.54	7.3%	$13.46	$12.54	7.3%
Tangible Book Value per Share (EOP)	$13.05	$12.15	7.4%	$13.05	$12.15	7.4%

Common Shares Outstanding (EOP)	13,841,342	14,194,659		13,841,342	14,194,659

KEY FINANCIAL RATIOS	3-Month Period Ended:		9-Month Period Ended:
(unaudited)	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Return on Average Equity	7.51%	7.60%	8.33%	7.23%
Return on Average Assets	0.95%	0.97%	1.06%	0.91%
Net Interest Margin (Tax-Equiv.)	4.01%	3.99%	4.00%	4.00%
Efficiency Ratio (Tax-Equiv.)	67.37%	69.10%	67.11%	66.70%
Net C/O's to Avg Loans (not annualized)	0.07%	0.15%	0.12%	0.61%

AVERAGE BALANCES	3-Month Period Ended:			9-Month Period Ended:
(in $000's, unaudited)	9/30/2014	9/30/2013	% Change	9/30/2014	9/30/2013	% Change
Average Assets	$1,485,420	$1,376,246	7.9%	$1,457,752	$1,389,210	4.9%
Average Interest-Earning Assets	$1,352,844	$1,230,297	10.0%	$1,322,106	$1,242,124	6.4%
Avg Loans & Leases (net of def fees)	$884,435	$795,966	11.1%	$842,641	$809,398	4.1%
Average Deposits	$1,239,861	$1,154,978	7.3%	$1,215,183	$1,157,800	5.0%
Average Equity	$187,608	$175,706	6.8%	$186,050	$175,705	5.9%

Sierra Bancorp Financial Results

October 20, 2014

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	9/30/2014	12/31/2013	9/30/2013	Annual Chg
ASSETS
Cash and Due from Banks	$39,678	$78,006	$60,969	-34.9%
Securities and Fed Funds Sold	467,688	425,044	406,089	15.2%
Loans Held for Sale	-	105	267	-100.0%

Real Estate Loans	638,020	577,839	576,016	10.8%
Agricultural Production Loans	24,621	25,180	26,744	-7.9%
Comm'l & Industrial Loans & Leases	105,159	103,262	103,542	1.6%
Mortgage Warehouse Lines	96,459	73,425	80,160	20.3%
Consumer Loans	19,416	23,536	23,866	-18.6%
Gross Loans & Leases	883,675	803,242	810,328	9.1%
Deferred Loan Fees	1,506	1,522	1,246	20.9%
Loans & Leases Net of Deferred Fees	885,181	804,764	811,574	9.1%
Allowance for Loan & Lease Losses	(11,012)	(11,677)	(11,824)	-6.9%
Net Loans & Leases	874,169	793,087	799,750	9.3%

Bank Premises & Equipment	20,982	20,393	20,493	2.4%
Other Assets	86,507	93,614	95,731	-9.6%
Total Assets	$1,489,024	$1,410,249	$1,383,299	7.6%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$361,388	$365,997	$354,814	1.9%
Int-Bearing Transaction Accounts	344,073	282,721	275,253	25.0%
Savings Deposits	152,236	144,162	137,680	10.6%
Money Market Deposits	74,853	73,132	67,691	10.6%
Customer Time Deposits	285,496	298,167	306,040	-6.7%
Wholesale Brokered Deposits	5,000	10,000	10,000	-50.0%
Total Deposits	1,223,046	1,174,179	1,151,478	6.2%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	29,560	5,974	5,696	419.0%
Total Deposits & Int.-Bearing Liab.	1,283,534	1,211,081	1,188,102	8.0%

Other Liabilities	19,250	17,494	17,141	12.3%
Total Capital	186,240	181,674	178,056	4.6%
Total Liabilities & Capital	$1,489,024	$1,410,249	$1,383,299	7.6%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	9/30/2014	12/31/2013	9/30/2013	Annual Chg
Non-Accruing Loans	$23,876	$37,414	$ 40,041	-40.4%
Foreclosed Assets	4,719	8,185	8,904	-47.0%
Total Nonperforming Assets	$28,595	$45,599	$48,945	-41.6%

Performing TDR's (not incl. in NPA's)	$12,977	$15,239	$16,854	-23.0%

Non-Perf Loans to Gross Loans	2.70%	4.66%	4.94%
NPA's to Loans plus Foreclosed Assets	3.22%	5.62%	5.97%
Allowance for Ln Losses to Loans	1.25%	1.45%	1.46%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	9/30/2014	12/31/2013	9/30/2013
Shareholders Equity / Total Assets	12.5%	12.9%	12.9%
Loans / Deposits	72.3%	68.4%	70.4%
Non-Int. Bearing Dep. / Total Dep.	29.5%	31.2%	30.8%

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